Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Addus HomeCare Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Other(3)	590,000(2)	$90.71	$53,518,900	0.0001102	$5,897.78

Total Offering Amounts					$53,518,900		$5,897.78

Total Fee Offsets							—

Net Fee Due							$5,897.78

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.001 par value (the “Common Stock”) of Addus HomeCare Corporation (the “Registrant”), which become issuable under the Addus HomeCare Corporation Amended and Restated 2017 Omnibus Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents an additional 590,000 shares of Common Stock of the Registrant issuable under the Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on The Nasdaq Global Market on June 22, 2023, which was $90.71 per share.